Exhibit 10.20

[Graphic]	300 George Street, Suite 301 New Haven, CT 06511 Direct 203-848-3350 mleuchtenberger@rib-x.com

December 8, 2010

Ms. Colleen Wilson

199 Massachusetts Avenue, Apt 1014

Boston, MA 02115

Dear Colleen,

We have all enjoyed discussing with you the possibility of you joining us at Rib-X Pharmaceuticals, Inc. (the “Company”). Since we believe your talent and experience in human resources will be an asset to our team, we are pleased to offer you a position at Rib-X as Head of Human Resources and a member of the senior management team. In this capacity we are certain you will make strong contributions to assist in our efforts to develop a pipeline of commercially valuable antibiotic products.

Your compensation will consist of an initial base salary of Eleven Thousand Two Hundred Fifty Dollars and Zero Cents ($11,250.00) per month. Based upon your yearly performance and the overall performance of the Company, you may also be eligible for an annual bonus with a target of fifteen percent (15%) of your annual salary. If you choose to accept this position, we will be pleased to grant you Two Hundred Thousand (200,000) individual stock options. Additional stock options may also be offered from time to time depending upon certain events, including for example the successful completion of annual Corporate Goals. You will be paid in accordance with the Company’s normal payroll practices as established or modified from time to time. Currently, salaries are paid on a semi-monthly basis.

At this time, under appropriate circumstances, we can also provide you with severance for a period of six (6) months after the termination of your employment without cause.

If you choose to accept this position and decide to relocate, we will reimburse you for your relocation costs up to Five Thousand dollars ($5000.00). The relocation reimbursement is valid for a period not to exceed one (1) year from your start date. It is understood that if you terminate your employment you will be required to reimburse the company for relocation expenses as follows: termination within one year 50%.

You will be eligible to participate in benefits programs to the same extent as, and subject to the same terms, conditions and limitations applicable to other employees of the Company of similar rank and tenure. These benefits currently include company-subsidized major medical and dental insurance plans, vacation and personal leave, a Flex Plan (pre-tax medical and dependent care expense reimbursement), short and long term disability, a $50,000 life insurance policy, and a pre-tax 401K plan to encourage employees’ retirement planning.

The Company requires you to verify that the performance of your position at Rib-X does not and will not breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to Rib-X). Please provide us with a copy of any such agreements. You will also be required to sign a Noncompetition, Nondisclosure and Confidentiality Agreement as a condition of your employment with the Company. A copy of this agreement will be made available to you. Moreover, please provide us, for purposes of completing the I-9 form, sufficient documentation to demonstrate your eligibility to work in the United States.

The above terms are not contractual. They are a summary of our initial employment relationship and are subject to later modification by the Company. Your employment with Rib-X will be “at-will,” meaning that either you or the Company may terminate your employment relationship at any time, for any reason, with or without prior notice. The Company has found that an “at-will” relationship is in the best interests of both the Company and its employees.

Rib-X places great value on its people, and we demonstrate that by providing career growth opportunities in addition to the financial compensation package outlined above. In your case, we believe this position offers you the opportunity to extend your expertise in a drug development environment. Here, you will interact with a wide range of scientists, technical associates, and executive officers of the company.

Please review the conditions of this job offer and please feel free to call me, Bob, or Anthony with any questions about Rib-X or this offer. Colleen, we are delighted to welcome you to the team and we look forward to confirming your employment and scheduling your start date as soon as possible.

Best regards,

Mark Leuchtenberger
President and CEO

/s/ Colleen Wilson
Accepted and Agreed

12/15/10
Date

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